EXHIBIT 99.1

The Chemours Company Announces Third Quarter 2023 Results

Continued actions through the Titanium Technologies Transformation Plan to drive improved margins

FY 2023 Adjusted EBITDA guidance lowered 8% at the midpoint

Wilmington, Del., October 26, 2023 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies (“TT”), Thermal & Specialized Solutions (“TSS”), and Advanced Performance Materials (“APM”), today announced its financial results for the third quarter 2023, and Titanium Technologies Transformation Plan.

Third Quarter 2023 Results & Highlights

•
Net Sales of $1.5 billion
•
Net Income of $20 million with EPS1 of $0.13
•
Adjusted Net Income2 of $96 million with Adjusted EPS2 of $0.63
•
Adjusted EBITDA2 of $247 million and Adjusted Free Cash Flow3 of $81 million
•
Launched TT Transformation Plan, to drive approximately $100 million in run-rate cost savings starting in 2024
•
Announced development of Opteon™ 2P50, a new specialty fluid for two-phase immersion cooling, including applications in data centers
•
Completed sale of the Glycolic Acid business to PureTech Scientific Inc., generating net cash proceeds of $138 million
•
ARCH2 hydrogen hub, in which Chemours is a project development partner, selected by the U.S. Department of Energy for grant award
•
On October 26, 2023, the Company's Board of Directors approved a third quarter dividend of $0.25 per share
•
Given weaker demand outlook, we now anticipate full year Adjusted EBITDA to be between $1.025 billion and $1.075 billion; with Adjusted Free Cash Flow guidance greater than $225 million3,4

"Our third quarter results reflect the weaker global macroeconomic environment primarily impacting our TT segment and the Advanced Materials portfolio in APM,” said Mark Newman, Chemours President and CEO. "We have stepped up our efforts to improve the TT segment’s earnings with the launch of our TT Transformation Plan, which commenced with the recent Kuan Yin facility closure, and has been augmented by incremental efforts to streamline our workforce and other measures to drive cost savings and long-term margin improvement. While experiencing macro-driven weakness in our Advanced Materials APM portfolio, we remain committed to sustainability-led growth in our Performance Solutions APM portfolio, achieving double-digit year-to-date top-line growth over the previous year. Our TSS business continues to deliver top line growth and strong Adjusted EBITDA Margins, and remains well positioned for continued growth in low GWP Opteon™ refrigerants, with the planned US AIM Act quota stepdown in 2024.”

Third quarter 2023 Net Sales of $1.5 billion, were (16)% lower than the prior-year quarter, driven by lower Net Sales in TT and APM’s Advanced Materials portfolio. Price was down slightly (1)%, while volumes were down (15)%, and currency was flat, on a year-over-year basis.

1 Earnings per share (‘EPS”) on diluted basis.

2 Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, referred to throughout, principally exclude the impact of recent legal settlements for legacy environmental matters and //associated fees in addition to other items of a non-recurring nature – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures //(Unaudited)”.

3 Adjusted Free Cash Flow, referred to throughout, principally excludes the impact of certain PFAS-related litigation settlements & legal fees – please refer to the/attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

4 Assumes the release of restricted cash related to the recent PFAS settlement with U.S. public water systems, which is subject to court approval, will occur after December 31, 2023.

EXHIBIT 99.1

Third quarter Net Income was $20 million, resulting in EPS of $0.13, down $(1.39) vs. the prior-year quarter. Adjusted Net Income was $96 million resulting in Adjusted EPS of $0.63, down $(0.61), or approximately (49)% vs. the prior-year quarter. Adjusted EBITDA for the third quarter of 2023 declined (32)% to $247 million in comparison to $363 million in the prior-year third quarter, driven primarily by lower volumes in TT and the Advanced Materials portfolio in APM. In the third quarter, price declines were more than offset by lower cost. Reduced sales volume primarily drove lower Adjusted EBITDA vs. the prior-year quarter, while currency, portfolio adjustments, and other income were slightly unfavorable.

Segment Results

Titanium Technologies

Delivering high-quality Ti-Pure™ pigment through customer-centered innovation and sustainability leadership

	Q3 2023	Q3 2022	Change
Titanium Technologies
Net sales ($ millions)	$690	$877	(21)%
Adjusted EBITDA ($ millions)	$69	$137	(50)%
Adjusted EBITDA Margin	10%	16%	(6) ppts

In the third quarter, TT reported Net Sales of $690 million, down $(187) million, or (21)%, from $877 million in the prior-year quarter. Compared with the prior-year quarter, prices decreased by (3)%, and volume declined (18)%, with currency flat. Price declines compared to the prior period, primarily reflect declines in market exposed channels partially offset by contractual price increases. Overall volumes decreased due to softer demand in all regions. Segment Adjusted EBITDA was $69 million, down (50)% compared to the prior-year quarter, resulting in Adjusted EBITDA Margin of 10%. The decreases in TT Adjusted EBITDA and Adjusted EBITDA Margin over the prior-year quarter were primarily due to the decrease in sales volume and price.

On a sequential basis, Net Sales saw a (2)% decrease, driven by a (3)% decline in price, primarily in market-exposed channels. In contrast, volume increased by 1%, while currency remained relatively flat compared to the prior quarter.

Fourth quarter demand is expected to be down sequentially, consistent with normal seasonal patterns. Costs are expected to improve inclusive of the benefits of the Kuan Yin plant closure.

TT Transformation Plan

The TT Transformation Plan was launched with the recent Kuan Yin facility closure and has been expanded to include further measures to streamline our workforce, drive cost improvements and long-term margin improvement.

We expect the TT Transformation Plan to provide approximately $100 million of run-rate savings in 2024, with additional cost-saving opportunities as we progress with the plan in the years ahead. Of these total projected savings, the closure of the Kuan Yin site is projected to provide for run-rate savings of $50 million in 2024, with $15 million in 2023.

Under the TT Transformation Plan, for the period ended September 30, 2023, we recorded charges of $147 million, comprised primarily of non-cash charges of $78 million related to asset-related impairments, $28 million related to the write-off of certain raw materials inventory, with $10 million in other charges and cash charges of $31 million related to severance, contract termination and decommissioning charges. In addition, the Company anticipates additional cash charges in the range of $20 million to $30 million for decommissioning, dismantling and removal costs in the next couple years.

EXHIBIT 99.1

Thermal & Specialized Solutions

Driving innovation in low GWP thermal management solutions to support customer transitions to more sustainable products

	Q3 2023	Q3 2022	Change
Thermal & Specialized Solutions
Net sales ($ millions)	$436	$417	5%
Adjusted EBITDA ($ millions)	$162	$162	0%
Adjusted EBITDA Margin	37%	39%	(2) ppts

TSS reported record third quarter Net Sales of $436 million, up $19 million, from $417 million in the prior-year quarter. Compared with the prior-year quarter, price declined (1)%, volume increased by 5%, with currency a 1% tailwind. Price declines in automotive end-markets were partially offset by value-based pricing growth within our Refrigerants and Foam, Propellants, and Other Products portfolios when compared to the prior period. Volumes increased due to continued adoption of Opteon™ products in stationary and automotive original equipment manufacturers. Versus the prior-year quarter, segment Adjusted EBITDA remained unchanged at $162 million, primarily driven by the increase in sales volume and lower raw material costs, offset by lower earnings from our equity affiliates and other income, higher production-related fixed costs, and continued investment in R&D growth initiatives, resulting in Adjusted EBITDA Margin of 37%.

On a sequential basis, Net Sales decreased by (17)%. Price and volume decreased (5)% and (12)%, respectively, reflecting seasonal refrigerant demand trends.

Our outlook anticipates continued Opteon™ adoption in mobile and stationary applications ahead of the next EU and US HFC step-downs in 2024, paired with uncertainty in the rate of automotive and construction end-market demand recovery. We expect typical seasonality in customer demand trends throughout the remainder of the year.

Advanced Performance Materials

Creating a clean energy and advanced electronics powerhouse

	Q3 2023	Q3 2022	Change
Advanced Performance Materials
Net sales ($ millions)	$343	$450	(24)%
Adjusted EBITDA ($ millions)	$68	$112	(39)%
Adjusted EBITDA Margin	20%	25%	(5) ppts

In the third quarter, APM reported Net Sales of $343 million, down $(107) million, or (24)%, from $450 million in the prior-year quarter. Within the underlying APM business, the Performance Solutions portfolio reported a decrease in Net Sales of $(4) million, or (3)%, whereas Advanced Materials portfolio reported Net Sales decrease of $(103) million, or (32)% from the prior-year quarter. Compared with the prior-year quarter, APM’s price increased 2%, volume declined (26)%, and currency remained relatively flat. Prices increased due to increasing sales in high-value end-markets, including advanced electronics and clean energy, in the Performance Solutions portfolio, as well as pricing actions to offset higher raw material costs in our Advanced Materials portfolio. Volumes decreased primarily due to demand softening in the Advanced Materials portfolio which serves more economically sensitive end-markets. Versus the prior-year quarter, Adjusted EBITDA was down $(44) million, or (39)%, to $68 million resulting in Adjusted EBITDA Margin of 20%. The decreases in segment Adjusted EBITDA and Adjusted EBITDA Margin for the quarter were primarily attributable to the aforementioned decrease in sales volume driving lower fixed cost absorption, impact of higher raw material costs, and the continued effects of inflation on other costs.

EXHIBIT 99.1

On a sequential basis, Net Sales decreased by (11)%. Price decreased by (1)% and volume declined (10)%, with currency flat. On the same basis, Performance Solutions portfolio Net Sales declined (8)%, while the Advanced Materials portfolio declined (13)%. These declines were primarily driven by ongoing demand softness in more economically sensitive end-markets in the Advanced Materials portfolio and, to a lesser extent, specific product lines within the Performance Solutions portfolio.

Our outlook anticipates continued demand weakness throughout the year for products in the Advanced Materials portfolio serving economically sensitive end-markets, paired with continued elevated input costs, partially offset by improved customer demand for high-value, differentiated products in the Performance Solutions portfolio.

Other Segment

The Performance Chemicals and Intermediates business in Other Segment had Net Sales and Adjusted EBITDA in the third quarter 2023 of $18 million and $2 million, respectively. The sale of the Glycolic Acid Business, which was within the Other Segment, was successfully completed on August 1, 2023.

Corporate and Other Activities

Corporate and Other was an offset to third quarter Adjusted EBITDA of $(54) million vs. $(51) million in the prior-year third quarter. The increase was primarily related to legacy related legal spend.

Liquidity

As of September 30, 2023, consolidated gross debt was $4.0 billion. Total debt principal, net of $0.9 billion cash, was $3.2 billion, resulting in a net leverage ratio of approximately 3.2 times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.7 billion, comprised of $0.9 billion cash, and $0.8 billion of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities for the third quarter of 2023 was $130 million vs. $301 million in the prior-year quarter. Capital expenditures for the third quarter of 2023 were $86 million vs. $72 million in the prior-year third quarter. In our Q3 results, we have now added Adjusted Free Cash Flow as a financial metric, which excludes the impact of recent PFAS-related litigation settlements. Adjusted Free Cash Flow for the third quarter of 2023 was $81 million vs. $229 million in the prior-year quarter which excludes certain PFAS-related litigation settlements of $37 million with no adjustments in the comparative period. In the quarter, we returned $55 million in cash to shareholders inclusive of $18 million of common stock repurchases and $37 million of dividends.

In August 2023, we completed the amendment and extension of both EUR and USD term loans, increasing aggregate borrowing by $400 million with an updated maturity in 2028, enhancing our overall liquidity profile.

Preliminary approval of a comprehensive PFAS settlement with a defined class of U.S. water systems was granted by the Court on August 22, 2023. Subsequently, on September 6, 2023, Chemours deposited its 50% share totaling $592 million into the water district settlement fund. This deposit was funded through a combination of sources, including net proceeds from the issuance of new term loans, available cash and funds available under the MOU escrow account. DuPont and Corteva jointly contributed the remaining 50%.

EXHIBIT 99.1

Guidance

The Company is updating its full year 2023 Adjusted EBITDA and Adjusted Free Cash Flow guidance. The Company now expects full year 2023 Adjusted EBITDA to be within the range of $1.025 to $1.075 billion and Adjusted Free Cash Flow of greater than $225 million, inclusive of approximately $400 million of capital expenditures which remains unchanged.

Mr. Newman continued, “We remain committed to our five strategic priorities with increased focus on cost reduction activities through the TT Transformation Plan. We've taken decisive steps to improve earnings in our TT segment, continue to invest in sustainability-driven growth for TSS and APM's Performance Solutions portfolio, and to ensure prudent capital allocation and liquidity management. Our entire leadership team is responding to the near-term demand challenges, while staying focused on our strategy to unlock shareholder value.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast exclusively for Q&A on October 27, 2023, at 8:00 AM Eastern Daylight Time. A transcript of the prepared remarks and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

###

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The Company has approximately 6,600 employees and 29 manufacturing sites serving approximately 2,900 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the Company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, including those related to the closing of Chemours’ Kuan Yin manufacturing site located in Taiwan, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as full year guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions and the COVID-19 pandemic, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and in our Annual Report on Form 10-K for the year ended December 31, 2022. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
VP, FP&A and Investor Relations
+1.302.773.3309

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Manager, Media Relations & Financial Communications

+1.302.219.7140
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$1,487	$1,777	$4,666	$5,456
Cost of goods sold	1,206	1,345	3,607	4,042
Gross profit	281	432	1,059	1,414
Selling, general, and administrative expense	165	140	1,067	535
Research and development expense	28	32	82	88
Restructuring, asset-related, and other charges	124	(1)	139	10
Total other operating expenses	317	171	1,288	633
Equity in earnings of affiliates	13	16	38	44
Interest expense, net	(55)	(41)	(145)	(123)
(Loss) gain on extinguishment of debt	(1)	7	(1)	7
Other income, net	102	56	100	101
Income (loss) before income taxes	23	299	(237)	810
Provision for (benefit from) income taxes	3	59	(26)	135
Net income (loss)	20	240	(211)	675
Less: Net income attributable to non-controlling interests	—	—	1	—
Net income (loss) attributable to Chemours	$20	$240	$(212)	$675
Per share data
Basic earnings (loss) per share of common stock	$0.13	$1.54	$(1.42)	$4.30
Diluted earnings (loss) per share of common stock	0.13	1.52	(1.42)	4.21

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$852	$1,102
Restricted cash and restricted cash equivalents	595	—
Accounts and notes receivable, net	846	626
Inventories	1,314	1,404
Prepaid expenses and other	76	82
Total current assets	3,683	3,214
Property, plant, and equipment	9,243	9,387
Less: Accumulated depreciation	(6,124)	(6,216)
Property, plant, and equipment, net	3,119	3,171
Operating lease right-of-use assets	258	240
Goodwill	102	102
Other intangible assets, net	5	13
Investments in affiliates	192	175
Restricted cash and restricted cash equivalents	—	202
Other assets	589	523
Total assets	$7,948	$7,640
Liabilities
Current liabilities:
Accounts payable	$901	$1,251
Compensation and other employee-related cost	94	121
Short-term and current maturities of long-term debt	23	25
Current environmental remediation	138	194
Other accrued liabilities	1,039	300
Total current liabilities	2,195	1,891
Long-term debt, net	3,944	3,590
Operating lease liabilities	207	198
Long-term environmental remediation	467	474
Deferred income taxes	54	61
Other liabilities	324	319
Total liabilities	7,191	6,533
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 197,344,369 shares issued and 148,364,181 shares outstanding at September 30, 2023; 195,375,810 shares issued and 148,504,030 shares outstanding at December 31, 2022)	2	2
Treasury stock, at cost (48,980,188 shares at September 30, 2023; 46,871,780 shares at December 31, 2022)	(1,807)	(1,738)
Additional paid-in capital	1,030	1,016
Retained earnings	1,845	2,170
Accumulated other comprehensive loss	(315)	(343)
Total Chemours stockholders’ equity	755	1,107
Non-controlling interests	2	—
Total equity	757	1,107
Total liabilities and equity	$7,948	$7,640

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net (loss) income	$(212)	$675
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	233	217
Gain on sales of assets and businesses, net	(106)	(27)
Equity in earnings of affiliates, net	(32)	(36)
Loss (gain) on extinguishment of debt	1	(7)
Amortization of debt issuance costs and issue discounts	6	7
Deferred tax (benefit) provision	(135)	6
Asset-related charges	123	5
Stock-based compensation expense	13	24
Net periodic pension cost	8	6
Defined benefit plan contributions	(9)	(9)
Other operating charges and credits, net	(14)	(24)
Decrease (increase) in operating assets:
Accounts and notes receivable	(212)	(256)
Inventories and other operating assets	95	(259)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	313	272
Cash provided by operating activities	72	594
Cash flows from investing activities
Purchases of property, plant, and equipment	(235)	(240)
Proceeds from sales of assets and businesses	138	33
Foreign exchange contract settlements, net	(8)	1
Other investing activities	6	(13)
Cash used for investing activities	(99)	(219)
Cash flows from financing activities
Proceeds from issuance of debt	648	—
Debt repayments	(277)	(64)
Payments of debt issuance cost	(4)	(1)
Payments on finance leases	(8)	(9)
Purchases of treasury stock, at cost	(69)	(351)
Proceeds from exercised stock options, net	18	51
Payments related to tax withholdings on vested stock awards	(18)	(4)
Payments of dividends to the Company's common shareholders	(112)	(117)
Cash received from non-controlling interest shareholder	1	—
Cash provided by (used for) financing activities	179	(495)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(9)	(63)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	143	(183)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	1,304	1,551
Cash, cash equivalents, restricted cash and restricted cash equivalents at September 30,	$1,447	$1,368

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$76	$42
Treasury Stock repurchased, not settled	—	10

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2023	2022	(Decrease)	2023	(Decrease)
Titanium Technologies	$690	$877	$(187)	$707	$(17)
Thermal & Specialized Solutions	436	417	19	523	(87)
Advanced Performance Materials	343	450	(107)	387	(44)
Other Segment	18	33	(15)	26	(8)
Total Net Sales	$1,487	$1,777	$(290)	$1,643	$(156)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
Three Months Ended September 30,			Increase /	June 30,	Increase /
2023		2022	(Decrease)	2023	(Decrease)
Titanium Technologies	$69	$137	$(68)	$87	$(18)
Thermal & Specialized Solutions	162	162	—	214	(52)
Advanced Performance Materials	68	112	(44)	81	(13)
Other Segment	2	3	(1)	5	(3)
Corporate and Other	(54)	(51)	(3)	(63)	9
Total Adjusted EBITDA	$247	$363	$(116)	$324	$(77)

Adjusted EBITDA Margin	17%	20%		20%

Quarterly Change in Net Sales from the three months ended September 30, 2022

	September 30, 2023	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2022	Price	Volume	Currency	Portfolio
Total Company	$1,487	(16)%	(1)%	(15)%	—%	—%

Titanium Technologies	$690	(21)%	(3)%	(18)%	—%	—%
Thermal & Specialized Solutions	436	5%	(1)%	5%	1%	—%
Advanced Performance Materials	343	(24)%	2%	(26)%	—%	—%
Other Segment	18	(45)%	11%	(25)%	—%	(31)%

Quarterly Change in Net Sales from the three months ended June 30, 2023

	September 30, 2023	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2023	Price	Volume	Currency	Portfolio
Total Company	$1,487	(9)%	(3)%	(6)%	—%	—%

Titanium Technologies	$690	(2)%	(3)%	1%	—%	—%
Thermal & Specialized Solutions	436	(17)%	(5)%	(12)%	—%	—%
Advanced Performance Materials	343	(11)%	(1)%	(10)%	—%	—%
Other Segment	18	(31)%	4%	(14)%	—%	(21)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Net income (loss) attributable to Chemours	$20	$240	$(376)	$(212)	$675
Non-operating pension and other post-retirement employee benefit cost (income)	1	(1)	—	1	(4)
Exchange losses (gains), net	9	(13)	5	21	(11)
Restructuring, asset-related, and other charges (1)	153	(2)	(1)	168	14
Loss (gain) on extinguishment of debt	1	(7)	—	1	(7)
Gain on sales of assets and businesses (2)	(106)	—	—	(106)	(27)
Transaction costs (3)	7	—	—	7	—
Qualified spend recovery (4)	(11)	(14)	(18)	(43)	(41)
Litigation-related charges (5)	31	(23)	644	675	(15)
Environmental charges (6)	8	11	1	9	182
Adjustments made to income taxes (7)	(1)	(3)	—	(5)	(9)
(Benefit from) provision for income taxes relating to reconciling items (8)	(16)	8	(88)	(107)	(20)
Adjusted Net Income (9)	96	196	167	409	737
Net income attributable to non-controlling interests	—	—	—	1	—
Interest expense, net	55	41	48	145	123
Depreciation and amortization	76	72	78	233	217
All remaining provision for income taxes (9)	20	54	31	86	164
Adjusted EBITDA	$247	$363	$324	$874	$1,241

Adjusted effective tax rate (9)	17%	22%	16%	17%	18%
(1)
Refer to "Note 5 – Restructuring, Asset-related, and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 for further details. In addition, the periods ended in September 30, 2023 include $28 million related to the write-off of certain raw materials inventory from the Kuan Yin, Taiwan plant closure. In 2022, includes asset charges and write-offs resulting from the conflict between Russia and Ukraine and our decision to suspend our business with Russian entities.
(2)
Refer to "Note 6 – Other Income" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 for further details.
(3)
Includes costs associated with the New Senior Secured Credit Facilities entered into during the third quarter of 2023, which is discussed in further detail in "Note 15 – Debt" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.
(4)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.
(5)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and related legal fees. In the periods ended in September 30, 2022, litigation-related charges include proceeds from a settlement in a patent infringement matter. See “Note 17 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 for further details.
(6)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain non-recurring environmental remediation expenses at various sites. In 2022, environmental charges include $175 million primarily related to an update to the off-site drinking water programs at Fayetteville and changes in estimates related to the barrier wall constructions. See “Note 17 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 for further details.
(7)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(8)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(9)
Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Numerator:
Net income (loss) attributable to Chemours	$20	$240	$(376)	$(212)	$675
Adjusted Net Income	96	196	167	409	737
Denominator:
Weighted-average number of common shares outstanding - basic	148,623,633	155,376,422	149,095,543	148,929,580	157,149,738
Dilutive effect of the Company's employee compensation plans	1,562,005	2,473,700	1,517,177	1,753,788	3,199,339
Weighted-average number of common shares outstanding - diluted	150,185,638	157,850,122	150,612,720	150,683,368	160,349,077

Basic earnings (loss) per share of common stock (2)	$0.13	$1.54	$(2.52)	$(1.42)	$4.30
Diluted earnings (loss) per share of common stock (1) (2)	0.13	1.52	(2.52)	(1.42)	4.21
Adjusted basic earnings per share of common stock (2)	0.64	1.26	1.11	2.75	4.69
Adjusted diluted earnings per share of common stock (1) (2)	0.63	1.24	1.10	2.71	4.60
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended June 30, 2023 and nine months ended September 30, 2023. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended June 30, 2023 and the nine months ended September 30, 2023, as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings per share are calculated based on unrounded numbers.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In millions, except per share amounts)

2023 Estimated GAAP Net Loss Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	(Estimated)
	Year Ending December 31, 2023
	Low	High
Net loss attributable to Chemours	$(201)	$(166)
Litigation-related charges	675	675
Gain on sales of assets and businesses	(106)	(106)
Restructuring, transaction, and other costs, net (1)	52	52
Adjusted Net Income	420	455
Interest expense, net	215	215
Depreciation and amortization	300	300
All remaining provision for income taxes	90	105
Adjusted EBITDA	$1,025	$1,075

Weighted-average number of common shares outstanding - basic (2)	148.8	148.8
Dilutive effect of the Company's employee compensation plans (3)	2.9	2.9
Weighted-average number of common shares outstanding - diluted	151.7	151.7

Basic loss per share of common stock	$(1.35)	$(1.12)
Diluted loss per share of common stock (4)	(1.35)	(1.12)
Adjusted basic earnings per share of common stock	2.82	3.06
Adjusted diluted earnings per share of common stock (4)	2.77	3.00
(1)
Restructuring, transaction, and other costs, net includes the net provision for (benefit from) income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts; qualified spend recovery; shutdown of our Kuan Yin, Taiwan manufacturing site and abandonment of ERP software implementation. Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements.
(2)
The Company’s estimates for the weighted-average number of common shares outstanding - basic reflect results for the nine months ended September 30, 2023, which are carried forward for the projection period.
(3)
The Company’s estimates for the dilutive effect of the Company’s employee compensation plans reflect the dilutive effect for the nine months ended September 30, 2023, which is carried forward for the projection period.
(4)
Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Adjusted Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

Beginning in the third quarter of 2023, we added a new non-GAAP liquidity measure of Adjusted Free Cash Flows to exclude the impact of cash inflows/outflows that are significant, unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of our business nor reflect the ongoing operational performance and underlying cash generation of our businesses. The change was driven by certain PFAS litigation settlements and legal fees that we believe were unusual in nature or infrequent in occurrence that neither related to the Company’s ordinary course of business or ongoing operational performance and underlying cash generation of our businesses. We believe that excluding items of this nature provides the Company’s investors with better understanding of and enables them to compare our underlying cash generation of our businesses from period to period. Prior year measures have been presented to conform with the current measure of Adjusted Free Cash Flow.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Cash provided by operating activities	$130	$301	$61	$72	$594
Less: Purchases of property, plant, and equipment	(86)	(72)	(58)	(235)	(240)
Free Cash Flows	44	229	3	(163)	354
PFAS Litigation Settlements (1)	37	—	—	37	25
Adjusted Free Cash Flows	$81	$229	$3	$(126)	$379

(1)
Represents litigation settlements and fees related to PFAS and PFOA matters.

2023 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flows and Adjusted Free Cash Flows Reconciliation (*)

(Estimated)
Year Ending December 31, 2023
Cash flow provided by operating activities	$	>588
Less: Purchases of property, plant, and equipment		~(400)
Free Cash Flows (1)		>188
PFAS Litigation Settlements (2)		37
Adjusted Free Cash Flows (1)	$	>225

(1) Assumes the release of restricted cash related to the recent PFAS settlement with U.S. public water systems, which is subject to court approval, will occur after December 31, 2023.

(2) Represents litigation settlements and fees related to PFAS and PFOA matters.

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended September 30,
	2023	2022
Adjusted EBITDA (1)	$995	$1,548
Less: Depreciation and amortization	(307)	(294)
Adjusted EBIT	$688	$1,254

	As of September 30,
	2023	2022
Total debt, net (2)	$3,967	$3,534
Total equity	757	1,285
Less: Cash and cash equivalents	(852)	(1,167)
Invested capital, net	$3,872	$3,652
Average invested capital (3)	$3,776	$3,648

Return on Invested Capital	18%	34%
(1)
Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.
(2)
Total debt principal minus unamortized issue discounts of $26 and $4 million and debt issuance costs of $22 and $24 million at September 30, 2023 and 2022, respectively.
(3)
Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of September 30,
	2023	2022
Total debt principal	$4,015	$3,562
Less: Cash and cash equivalents	(852)	(1,167)
Total debt principal, net	$3,163	$2,395

	Twelve Months Ended September 30,
	2023	2022
Adjusted EBITDA (1)	$995	$1,548

Net Leverage Ratio	3.2x	1.5x
(1)
Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.